SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2004 (March 18, 2004)

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On March 18, 2004, LBI Media, Inc. (the “Company”) and two of its subsidiaries, Liberman Broadcasting of Dallas, Inc. and Liberman Broadcasting of Dallas License Corp., entered into an agreement to acquire selected assets of radio station KNOR(FM), licensed to Krum, Texas, from A.M. & P.M. Broadcasters, LLC (the “Seller”). The assets to be acquired include, among other things, (i) licenses and permits authorized by the Federal Communications Commission (“FCC”) for or in connection with the operation of KNOR(FM), (ii) transmitter facilities and (iii) broadcast and other studio equipment used to operate the station.

The total purchase price will be approximately $15.5 million, of which $750,000 has been deposited in escrow. The purchase price was determined in good faith, arms length negotiations between the Company and the Seller.

KNOR(FM) is licensed in Krum, Texas and is broadcast on 93.7 FM. The Company intends to program this station with a Spanish language format.

The description contained herein of the acquisition does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on March 23, 2004.

LBI MEDIA HOLDINGS, INC.
LBI MEDIA, INC.

By:	/s/ Brett Zane
Brett Zane
Chief Financial Officer